Exhibit 2.2

Execution Version

AMENDMENT NO. 4

TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 4 to Agreement and Plan of Merger (this “Amendment”), dated as of February 27, 2015, is made by and among HEYCO Energy Group, Inc., a Delaware corporation (the “Sole Shareholder”), Harvey E. Yates Company, a New Mexico corporation (the “Company”), Matador Resources Company, a Texas corporation (“Parent”), and MRC Delaware Resources, LLC, a Texas limited liability company and direct wholly owned subsidiary of Parent (“MRC Delaware”).
WHEREAS, the Sole Shareholder, the Company, MRC Delaware and Parent have entered into that certain Agreement and Plan of Merger, dated as of January 19, 2015, as amended by that certain Amendment No. 1 to the Agreement and Plan of Merger dated as of January 26, 2015, as amended by that certain Amendment No. 2 to the Agreement and Plan of Merger dated as of February 2, 2015, and as amended by that certain Amendment No. 3 to the Agreement and Plan of Merger dated as of February 6, 2015 (as amended, the “Merger Agreement”);
WHEREAS, Parent and MRC Delaware are in negotiations with each of Spiral, Inc., a Delaware corporation (“Spiral”), and Explorers Petroleum Corporation, a Delaware corporation (“Explorers”), to form joint ventures to develop certain properties owned by Spiral or Explorers, as applicable, located in Lea and Eddy Counties, New Mexico, and to enter into definitive transaction documents relating to such joint ventures and the contribution of assets thereto (the “JV Transaction Documents”);
WHEREAS, George M. Yates is an affiliate of each of Spiral and Explorers;
WHEREAS, pursuant to Section 8.7 of the Merger Agreement, Mr. Yates was to be appointed to the board of directors of Parent (the “Parent Board”) upon closing of the transactions contemplated by the Merger Agreement;
WHEREAS, the parties desire to delay the appointment of Mr. Yates to the Parent Board pending the negotiation of the joint ventures with Spiral and Explorers and execution of definitive documents related thereto;
WHEREAS, pursuant to Section 13.1 of the Merger Agreement, the parties desire to amend the Merger Agreement in the manner set forth below; and
WHEREAS, all capitalized terms used herein without definition shall have the respective meanings given to them in the Merger Agreement;
NOW THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein and in the Merger Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.In the definition of “Closing Cash Merger Consideration”, the reference to “$37,396,284.00” shall be amended and replaced to read “$33,579,324.00”.
2.In the definition of “Payment Shares”, the reference to “3,140,960 shares of Parent Common Stock” shall be amended and replaced to read “3,300,000 shares of Parent Common Stock”.
3.Section 3.2(c) of the Merger Agreement is hereby amended and restated in its entirety as follows:
“    (c)    Escrow Release. Within ten (10) Business Days following the later of (i) the resolution of all matters that are included in the Post-Closing Title Adjustment Amount (other than with respect to the Specified Matters) and (ii) the resolution of all matters that are included in the Post-Closing Environmental Adjustment Amount (the “Escrow Release Date”), (A) the net amount of all Escrow Shares owed to the Sole Shareholder or Parent, as applicable, pursuant to the Post-Closing Title Adjustment Amount and the Post-Closing Environmental Adjustment Amount shall be released to the Sole Shareholder or Parent, as applicable, in accordance with the terms of Article IV, (B) the net amount of all Escrow Shares owed to the Sole Shareholder pursuant to Section 4.3(b)(ii) or Section 4.4(c)(ii) shall be released to the Sole Shareholder in accordance with the terms of Article IV and (C) all Escrow Shares remaining in the Escrow Account other than the Escrow Shares that are subject to Section 4.3 or Section 4.4, if any, shall be released to the Sole Shareholder in accordance with the terms of the Escrow Agreement; provided, however, that if the Specified Matters have not been fully resolved to the reasonable satisfaction of Parent by the Escrow Release Date, $4,000,000 of the Escrow Amount shall be reserved for resolution of such matters (the “Specified Matters Shares”) and remain in the Escrow Account. If any Specified Matters Shares remain in the Escrow Account pursuant to the preceding sentence, then, within ten (10) Business Days following the resolution of all Specified Matters to the reasonable satisfaction of Parent, the Specified Matters Shares shall be released to the Sole Shareholder in accordance with the terms of the Escrow Agreement. If the Specified Matters are unable to be resolved to the reasonable satisfaction of Parent within one year after the Closing, then, (i) the Specified Matters Shares shall be released to Parent and/or the Sole Shareholder, as applicable, as agreed upon by Parent and the Sole Shareholder at such time or (ii) to the extent there exists a dispute between Parent and the Sole Shareholder regarding the existence, nature, or value of any Specified Matter, then such dispute shall be resolved in accordance with Section 4.3(d) and the disputed Specified Matters Shares shall be released to the Sole Shareholder and/or Parent, as applicable, in accordance with the final determination by the Title Arbitrator; provided, that, for the avoidance of doubt, the Sole Shareholder’s liability for the Specified Matters pursuant to

Article IV or Article XII shall not be limited to the amount of the Specified Matters Shares. For the avoidance of doubt, the Post-Closing Title Adjustment Amount and the Post-Closing Environmental Adjustment Amount shall be satisfied solely from the Escrow Amount.”
4.Company Disclosure Schedule 4.3(c)(iii) is hereby amended and restated with Company Disclosure Schedule 4.3(c)(iii) attached hereto.
5.Section 8.7 of the Merger Agreement is hereby amended and restated in its entirety as follows:
“    8.7    Sole Shareholder Representation on Parent Board. Parent shall, subject to the fiduciary duties of Parent’s board of directors, cause the appointment of George M. Yates as a Class I director of Parent to become effective upon the earlier of (i) the date on which the transactions contemplated by the JV Transaction Documents are consummated and (ii) April 15, 2015 (in either case, the “Appointment Time”), for a term of office continuing until the next election of one or more directors by the shareholders of Parent and thereafter until the election and qualification of his respective successor or until his earlier death, retirement, resignation or removal from the board of directors of Parent. Prior to the Appointment Time, Parent shall (A) approve compensation for George M. Yates, in his capacity as a director, such that he shall receive the same annual retainer, meeting fees and equity awards generally provided to non-employee directors of Parent and (B) nominate George M. Yates for reelection at the Company’s 2015 annual meeting of shareholders.”
6.The parties acknowledge that, except as specifically amended hereby, all terms and conditions of the Merger Agreement remain unchanged and that the Merger Agreement, as amended hereby, is in full force and effect and confirmed in all respects.
7.The following provisions of the Merger Agreement are hereby incorporated into and specifically made applicable to this Amendment (provided, that, in construing such incorporated provisions, any reference to “this Agreement” shall be deemed to refer to this Amendment):
Section 13.1    Amendment and Modification
Section 13.2    Severability
Section 13.6    Counterparts
Section 13.11    Governing Law

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be signed, all as of the date first written above.
SOLE SHAREHOLDER:
HEYCO ENERGY GROUP, INC.
By:    /s/ George M. Yates
Name:     George M. Yates
Title:     President
COMPANY:
HARVEY E. YATES COMPANY
By:    /s/ George M. Yates
Name:     George M. Yates
Title:     President
PARENT:
MATADOR RESOURCES COMPANY

By:     /s/ David E. Lancaster
Name:     David E. Lancaster

Title:	Executive Vice President, Chief Operating Officer and Chief Financial Officer
MERGER SUBSIDIARY:
MRC DELAWARE RESOURCES, LLC
By:     /s/ David E. Lancaster
Name:     David E. Lancaster

Title:	Executive Vice President, Chief Operating Officer and Chief Financial Officer

SIGNATURE PAGE TO
AMENDMENT NO. 4 TO
AGREEMENT AND PLAN OF MERGER